Exhibit 99.1

For:	J.Crew Group

Media Contact:	Owen Blicksilver Public Relations
Owen Blicksilver (516) 742-5950

For Immediate Release

J.CREW NAMES JAMES S. SCULLY CHIEF FINANCIAL OFFICER

NEW YORK (August 17, 2005) - J.Crew Group today announced that James S. Scully has been appointed Executive Vice President, Chief Financial Officer, effective September 7, 2005. He will report to Millard Drexler, Chairman and CEO. Mr. Scully, 40, brings extensive financial, retail and management experience to his new position. Prior to joining J.Crew, Mr. Scully spent over eight years with Saks Incorporated.

At Saks Inc., Mr. Scully was Vice President, Treasurer from 1997 through 1999 and then was named Senior Vice President of Strategic and Financial Planning. In 2004, Mr. Scully was appointed to his most recent post as Executive Vice President, Strategic Planning and Human Resources.

“We’re pleased to have Jim join our leadership team,” said Drexler. “His financial talents and management experience will be invaluable as our company continues to grow and looks toward the future.”

Mr. Scully began his career in 1989 in the banking industry at Shawmut Bank in Connecticut and joined NationsBank in 1994 as Senior Vice President, Corporate Finance. Mr. Scully received his undergraduate degree from Siena College in Loundonville, NY.

About J.Crew

J.Crew Group is a nationally recognized retailer of men’s and women’s apparel, shoes and accessories. The Company operates 157 retail stores, the J.Crew catalog business, jcrew.com, and 43 factory outlet stores.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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